PRESS RELEASE
Contact:   William W. Moreton
           Chief Financial Officer
Phone:     (314) 633-7123


             PANERA BREAD REPORTS SYSTEM-WIDE COMPARABLE BAKERY-CAFE
          SALES INCREASED 10.2% FOR THE FOUR WEEKS ENDED MAY 18, 2002,
               AND 2003 EARNINGS PER SHARE TARGET RAISED TO $1.96

St. Louis, MO, June 6, 2002 - Panera Bread Company (Nasdaq:PNRA) today reported, in conjunction with its Annual Meeting, that system-wide comparable bakery-cafe sales (excluding specialty bakery-cafes and closed locations) increased 10.2% for the four weeks ended May 18, 2002. The breakdown between company-owned and franchised bakery-cafes is as follows:

                             For the 4 weeks                  For the 20 weeks
                            ended May 18,2002                ended May 18, 2002
                            -----------------                ------------------
Company-owned                     8.0%                              5.9%
Franchised                        11.2%                             6.8%
Total System                      10.2%                             6.5%

Average system-wide weekly sales (excluding specialty bakery-cafes and closed locations) increased 9.7% to $35,985 for the four weeks ended May 18, 2002, compared to $32,817 for the four weeks ended May 19, 2001.

The Company is announcing today a revised 2003 earnings target of $1.96 per diluted share, up from the previous target of $1.85 per diluted share. The revised 2003 earnings per share target represents a 40% increase over the 2002 earnings per share target of $1.40. The key assumptions included in the 2003 earnings target are as follows:

-    A comparable bakery-cafe sales increase of 3% - 4%.
- A development target of 115 bakery-cafes (25 company-owned and 90 franchised). This is the same development target as in 2002.
- Bakery-cafe margin improvements of 0.6% to 0.7% over the 2002 target, which was previously released.

Panera Bread Company owns and franchises bakery-cafes under the Panera Bread and Saint Louis Bread Co. names. The company is a leader in the emerging specialty bread/cafe category due to its unique bread combined with a quick, casual dining experience. Additional information is available on the company's website, www.panerabread.com.

Matters discussed in this news release, including any discussion or impact, express or implied, on the Company's anticipated growth, operating results and future earnings per share contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The statements identified by the words "believe", "positioned", "estimate", "project", "target", "continue", "will", "intend", "expect", "future", "anticipates", and similar expressions express management's present belief, expectations or intentions regarding the Company's future performance. The Company's actual results could differ materially from those set forth in the forward-looking statements due to known and unknown risks and uncertainties and could be negatively impacted by a number of factors. These factors include but are not limited to the following: the availability of sufficient capital to the Company and the developers party to franchise development agreements with the Company; variations in the number and timing of bakery-cafe openings; public acceptance of new bakery-cafes; competition; national and regional weather conditions; changes in restaurant operating costs, particularly food and labor; and other factors that may affect retailers in general. These and other risks are discussed from time to time in the Company's SEC reports, including its Form 10-K for the year ended December 29, 2001.